UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2007

Hot Topic, Inc.

(Exact name of registrant as specified in its charter)

California	0-28784	77-0198182
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18305 E. San Jose Avenue City of Industry, California	91748
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (626) 839-4681

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 23, 2007, the Board of Directors of Hot Topic, Inc., upon the recommendation of our Compensation Committee, awarded bonuses to certain members of executive management in recognition of performance during fiscal 2006 (ended February 3, 2007). The Board also established the fiscal 2007 base salaries, equity grants and bonus plan for our executive officers.

Bonuses for fiscal 2006 were based on parameters established by the Board in March 2006, as well as discretionary factors such as overall individual performance. Bonus amounts are payable in cash, promptly following determination by the Board. The following table sets forth bonus amounts awarded to named executive officers:

NAME AND TITLE (1)	CASH BONUS AMOUNT
Gerald Cook, President, Hot Topic, Inc.	$155,925
James McGinty, Chief Financial Officer	$80,850

(1)	Named executive officers not listed in the chart above were awarded no bonus for fiscal 2006.

The following table sets forth the fiscal 2007 base salaries established for and equity compensation granted to our named executive officers (which equity compensation is more fully described below):

NAME AND TITLE	2007 BASE SALARY	STOCK OPTIONS	STOCK AWARD MAXIMUM SHARES
Elizabeth McLaughlin, Chief Executive Officer	$700,000	200,000	260,000
Gerald Cook, President, Hot Topic, Inc.	$450,000	78,000	66,000
Maria Comfort, Chief Merchandise Officer, Hot Topic	$400,000	60,000	52,000
James McGinty, Chief Financial Officer	$350,000	75,000	64,000

The stock options described above (i) were granted pursuant to our 2006 Equity Incentive Plan, as amended (the “Plan”), (ii) terminate ten years after the date of grant, or earlier in the event the optionholder’s service to the company is terminated and (iii) have an exercise price per share of $11.31, or the closing price of our common stock as reported on the Nasdaq Stock Market for Friday, March 23, 2007. Subject to the optionholder’s continued service to the company, 25% of the shares of common stock subject to such stock options vest on the first anniversary of the date of grant, and the remaining shares vest quarterly over the following three years.

The stock awards described above were also granted pursuant to the Plan. In order to provide for diversification of equity grants to provide aggregate awards that, in the opinion of the Board, appropriately align long term incentives of company management with significant company long term objectives, the Board adopted a Performance Share Award Program under the Plan, substantially similar to a performance share award program adopted in 2006 under the company’s 1996 Equity Incentive Plan (which plan is now expired). The stock awards granted have target awards that are 50% of the maximum awards indicated above. The target awards and the maximum awards may be earned based on achievement of enumerated performance goals during an established performance period, and in all cases the award of shares is subject to the officer’s continuous service to the company as an officer, director or consultant. The shares will remain unissued until earned, if at all. The awards granted in 2007 under the new Performance Share Award Program provide for a three-year measurement period, with awards based on 2009 operating income compared to a target goal (with potential adjustment due to extraordinary or nonrecurring events such as significant acquisitions).

With respect to potential annual bonuses, the Compensation Committee annually establishes targeted profitability levels for the ensuing fiscal year in conjunction with our company’s annual financial plan. The 2007 bonus plan approved by the Board of Directors provides for various cash bonus amounts based upon increasing levels of profitability above a minimum target level. The profitability goals for the various executive officers are varied to align the officers’ duties with the appropriate metrics that best reflect the officers’ impact on the company and its performance. Cash bonuses under the 2007 plan, if earned, are expected to be paid following completion of our audit of the results of operations for the 2007 fiscal year (ending February 2, 2008).

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOT TOPIC, INC.

By:	/s/ JAMES MCGINTY
James McGinty Chief Financial Officer

Date: March 28, 2007